Exhibit 5.1

135 Commonwealth Drive Menlo Park, California 94025 Tel: (650) 328-4600 Fax: (650) 463-2600 www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels Chicago Frankfurt Hamburg Hong Kong London	New York North Virginia Orange County Paris San Diego San Francisco
April 14, 2006	Los Angeles Milan Moscow Munich New Jersey	Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Novacea, Inc.

601 Gateway Boulevard, Suite 800

South San Francisco, California 94080

Re: Registration Statement No. 333-131741, up to 7,187,500 shares of Common Stock, par value $0.001 per share.

Ladies and Gentlemen:

We have acted as special counsel to Novacea, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 7,187,500 shares of common stock, $0.001 par value per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b), the “Shares”), pursuant to a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 10, 2006 (File No. 333–131741), as amended by Amendment No. 1 filed with the Commission on March 28, 2006 and Amendment No. 2 filed with the Commission on April 14, 2006 (collectively, the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Shares in the form of the specimen certificate filed as an exhibit to the Registration Statement have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for by the underwriters in the circumstances contemplated by the form of underwriting agreement filed as an exhibit to the Registration Statement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We

April 14, 2006

consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP